AGREEMENT

This Agreement (the "Agreement"), dated as of November 8, 2009, is entered into by and between Sanders Morris Harris Group Inc., a Texas corporation (together with its successors, the "Company"), and Fletcher International, Ltd., a company domiciled in Bermuda (together with its successors, the "Purchaser").

The parties hereto agree as follows:

1.           Purchase and Sale.  In consideration of and upon the basis of the representations, warranties and agreements and subject to the terms and conditions set forth in this Agreement:

(a)           Subject to satisfaction or, if applicable, waiver of the relevant conditions set forth in Sections 13 and 14 hereof and subject to the provisions of Section 7(c) hereof, Purchaser agrees to purchase (the "Investment") from the Company, and the Company agrees to issue and sell to Purchaser at 9:30 a.m. New York time no later than November 12, 2009 or at such other date and time as Purchaser and the Company shall mutually agree (such date, the "Closing Date"), in accordance with Section 3, One Million Seventy One Thousand Four Hundred Twenty Nine (1,071,429) shares of Common Stock (as hereinafter defined) at a price per share equal to $7.00 (the "Investment Price").  In addition, the Company shall issue to Purchaser on the Closing Date a Warrant in the form attached hereto as Annex A (the "Warrant") evidencing rights to purchase from the Company, subject to the terms and conditions set forth in the Warrant, up to an aggregate amount of shares of Common Stock as set forth in the Warrant.  Purchaser shall have the right to exercise rights under the Warrant in the manner, and subject to the terms, specified in the Warrant.

(b)           If any of the conditions set forth in Section 13 hereof are not satisfied or waived on or prior to 9:30 a.m. New York City time on the Closing Date or if the Company fails to perform its obligations on the Closing Date (including delivery of all shares of Common Stock issuable on such date) for any reason other than the Purchaser's failure to satisfy the conditions required by Section 14 hereof, then in addition to all remedies available to the Purchaser at law or in equity, the Purchaser may, at its sole discretion and at any time, elect to consummate the Investment or not, in its sole discretion, on a later date specified in writing by Purchaser to the Company.

(c)           As used herein,

(i)           "Business Day" means any day on which the Common Stock may be traded on Nasdaq or, if not admitted for trading on Nasdaq, any day other than a Saturday, Sunday or holiday on which banks in New York City are required or permitted to be closed;

(ii)          "Cashless Exercise" means, with respect to the Warrant, Cashless Exercise as defined therein.

(iii)         "Common Shares" means the Common Stock issuable pursuant to Section 1(a), upon exercise of the Warrant and all other shares of Common Stock issuable under this Agreement or the Warrant;

(iv)         "Common Stock" means the common stock of the Company, par value $0.01, provided that after a change in control, it shall refer to the most widely held class of equity of the Acquiring Person (as defined below).

(v)          "Daily Market Price" means, on any date, the amount per share of the Common Stock (or, for purposes of determining the Daily Market Price of the common stock of an Acquiring Person, the common stock of such Acquiring Person), equal to (i) the daily volume-weighted average price, calculated to the nearest ten thousandth (i.e., four decimal places (.xxxx)), on Nasdaq or, if no sale takes place on such date, the average of the closing bid and asked prices, calculated to the nearest ten thousandth (i.e., four decimal places (.xxxx)), on Nasdaq thereof on such date, in each case as reported by Bloomberg, L.P. (or by such other Person (as defined below) as Purchaser and the Company may agree), or (ii) if such Common Stock (or the common stock of an Acquiring Person) is not then listed or admitted to trading on Nasdaq, the higher of (x) the book value per share thereof as determined by any firm of independent public accountants of recognized standing selected by Company and reasonably acceptable to Purchaser as of the last calendar day of the most recent month ending before the date as of which the determination is to be made and (y) the fair market value per share thereof determined in good faith by an independent, nationally recognized appraisal firm selected by Purchaser and reasonably acceptable to the Company (whose fees and expenses shall be borne by the Company), subject in each case to adjustment for stock splits, recombinations, stock dividends and the like.

(vi)         "Investment Amount" means, with respect to the Investment or any exercise of the Warrant, the aggregate amount paid or to be paid by the Purchaser or by the Holder (as defined in the Warrant) (or deemed to have been paid in the case of Cashless Exercise) on the Closing Date or exercise of the Warrant.

(vii)        "Material Adverse Effect" means any material adverse effect with respect to (A) the business, properties, assets, operations, results of operations, revenues, prospects or condition, financial or otherwise, of the Company and its subsidiaries taken as a whole, (B) the legality, validity or enforceability of the Agreement, the Warrant, Registration Statement or Prospectus (as defined below), or (C) the Company's ability to perform fully on a timely basis its obligations under the Agreement or the Warrant.  Without limiting the foregoing, any breach of Section 5(m) hereof shall be deemed to constitute a Material Adverse Effect.

(viii)       "Nasdaq" means the Nasdaq Global Market, but if the Nasdaq Global Market is not then the principal U.S. trading market for the Common Stock, then "Nasdaq" shall be deemed to mean the principal U.S. national securities exchange registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act") on which the Common Stock, or such other applicable common stock, is then traded, or if such Common Stock, or such other applicable common stock, is not then listed or admitted to trading on any national securities exchange, then the OTC Bulletin Board.

(ix)         "Person" means an individual or a corporation, partnership, trust, incorporated or unincorporated association, limited liability company, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

2.           Warrant Delivery.  The duly executed Warrant shall be delivered by hand to Purchaser as Purchaser instructs in writing on the Closing Date.  The delivery of the Warrant shall be deemed to occur simultaneously with the deliveries on the Closing Date as part of a single transaction, and no delivery shall be deemed to have been made until all such deliveries have been made.

3.           Closing.  The closing of the Investment (the "Closing") shall be via facsimile on the Closing Date in the manner set forth below.  At the Closing, the following deliveries shall be made:

(a)           Common Stock.  The Company shall deliver to Purchaser, at the Company's expense, One Million Seventy One Thousand Four Hundred Twenty Nine (1,071,429) shares of Common Stock at a price per share equal to the Investment Price.  Such shares shall be issued in the name of and delivered to the Purchaser via the Depository Trust Company's Deposit and Withdrawal at Custodian (or DWAC) system.

(b)           Purchase Price.  Purchaser shall cause to be wire transferred to the Company, in accordance with the wire instructions set forth in Annex E hereto, Seven Million Five Hundred Thousand Dollars ($7,500,000) in immediately available United States funds.

(c)           Closing Documents.  The closing documents required by Sections 13 and 14 shall be delivered to Purchaser and the Company, respectively.

The deliveries specified in this Section 3, and delivery of the Warrant, shall be deemed to occur simultaneously as part of a single transaction, and no delivery shall be deemed to have been made until all such deliveries have been made.

4.           [Reserved].

5.           Representations and Warranties of the Company.  The Company (which for purposes of this Section 5 includes each of its direct and indirect subsidiaries) hereby represents and warrants to Purchaser on the date hereof, on the Closing Date and on each consummation of the Warrant exercise, as follows:

(a)           The Company has authorized the sale and issuance of all shares of Common Stock issuable under this Agreement or under the Warrant (the "Offering").  The Offering, and any subsequent issuance of shares of Common Stock upon each exercise of the Warrant, has been or will be registered under the Securities Act of 1933, as amended (the "Securities Act") pursuant to the Company's Registration Statement on Form S-3 (Registration No. 333-155455) as amended or replaced (the "Registration Statement").

(b)           The Company was incorporated and is existing and in good standing under the laws of the state of Texas or, after the Closing Date, if another entity has succeeded the Company in accordance with the terms hereof, under the laws of its jurisdiction of incorporation.

(c)           Except as otherwise contemplated by this Agreement, the execution, delivery and performance of this Agreement and the Warrant (including the authorization, sale, issuance and delivery of the shares of Common Stock issuable hereunder and thereunder) have been duly authorized by all requisite corporate action and no further consent or authorization of the Company, its Board of Directors or its stockholders is required.

(d)           This Agreement has been duly executed and delivered by the Company and, when this Agreement is duly authorized, executed and delivered by Purchaser, will be a valid and binding agreement enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity.  The issuance of the shares of Common Stock issuable hereunder and under the Warrant is not and will not be subject to any preemptive right or rights of first refusal that have not been properly waived or complied with and will not trigger any antidilution or similar rights that have not been properly waived.

(e)           The Company has full corporate power and authority necessary to (i) own and operate its properties and assets, execute and deliver this Agreement, (ii) perform its obligations hereunder and under the Warrant (including, but not limited to, the issuance of the shares of Common Stock issuable hereunder and under the Warrant) and (iii) carry on its business as presently conducted and as presently proposed to be conducted.  The Company and its subsidiaries are duly qualified and are authorized to do business and are in good standing as foreign corporations in all jurisdictions in which the nature of their activities and of their properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on (i) the business affairs, assets, results of operations or prospects of the Company or any of its subsidiaries, or (ii) the transactions contemplated by, or the Company's ability to perform under, this Agreement or the Warrant.

(f)           No consent, approval, authorization or order of any court, governmental agency or other body is required for execution and delivery by the Company of this Agreement or the performance by the Company of any of its obligations hereunder and under the Warrant.

(g)           Neither the execution and delivery by the Company of this Agreement nor the performance by the Company of any of its obligations hereunder and under the Warrant:

(i)           violates, conflicts with, results in a breach of, or constitutes a default (or an event which with the giving of notice or the lapse of time or both would be reasonably likely to constitute a default) or creates any rights in respect of any Person under (A) the certificates of incorporation or by-laws of the Company or any of its subsidiaries, (B) any decree, judgment, order, law, treaty, rule, regulation or determination of any court, governmental agency or body, or arbitrator having jurisdiction over the Company or any of its subsidiaries or any of their respective properties or assets, (C) the terms of any bond, debenture, indenture, credit agreement, note or any other evidence of indebtedness, or any agreement, stock option or other similar plan, lease, mortgage, deed of trust or other instrument to which the Company or any of its subsidiaries is a party, by which the Company or any of its subsidiaries is bound, or to which any of the properties or assets of the Company or any of its subsidiaries is subject, (D) the terms of any "lock-up" or similar provision of any underwriting or similar agreement to which the Company or any of its subsidiaries is a party or (E) a any rule or regulation of the Financial Industry Regulatory Authority, Inc. (successor entity to National Association of Securities Dealers, Inc.) ("FINRA") or Nasdaq; or

(ii)          results in the creation or imposition of any lien, charge or encumbrance upon any shares of Common Stock issuable hereunder or under the Warrant or upon any of the properties or assets of the Company or any of its subsidiaries.

(h)           When issued to Purchaser against payment therefor, each share of Common Stock issuable hereunder and each share of Common Stock issuable upon each exercise of the Warrant:

(i)           will have been duly and validly authorized, duly and validly issued, fully paid and non-assessable;

(ii)          will be free and clear of any security interests, liens, claims or other encumbrances; and

(iii)         will not have been issued or sold in violation of any preemptive or other similar rights of the holders of any securities of the Company.

(i)            The Company satisfies all continued listing criteria of the Nasdaq Global Market or the other Stock Exchange on which the Common Shares are listed for trading.  No present set of facts or circumstances known to the Company will (with the passage of time or the giving of notice or both or neither) cause any of the Common Stock to be delisted from the Nasdaq Global Market.  All of the Common Shares will, when issued, be duly listed and admitted for trading on all of the markets where shares of Common Stock are traded.

(j)            There is no pending or, to the best knowledge of the Company, threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over the Company or any of its affiliates that would affect the execution by the Company of, or the performance by the Company of its obligations under, this Agreement or the Warrant.

(k)           Since January 1, 2006, none of the Company's filings with the United States Securities and Exchange Commission under the Securities Act or under Section 13 or 15(d) of the Exchange Act, including the financial statements, schedules, exhibits and results of the Company's operations and cash flow contained therein (each an "SEC Filing"), contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading.  Since January 1, 2006, there has not been any pending or, to the best knowledge of the Company, threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over the Company or any of its subsidiaries that will or is reasonably likely to result in a Material Adverse Effect except as disclosed in the Company's SEC Filings on or before the date immediately prior to and excluding the date hereof.  Since the date of the Company's most recent SEC Filing, there has not been, and the Company is not aware of, any development or condition that is reasonably likely to result in, any material change in the condition, financial or otherwise, or in the business affairs, assets, revenues, operations or prospects of the Company and its subsidiaries, whether or not arising in the ordinary course of business.  The Company's SEC Filings made before and excluding the Closing Date fully disclose all material information concerning the Company and its subsidiaries.

(l)            Immediately prior to the Closing Date, the authorized capital stock of the Company consists of One Hundred Million (100,000,000) shares of Common Stock, par value $0.01 per share and Ten Million (10,000,000) shares of preferred stock, par value $0.10 per share.  As of November 6, 2009, (i) Twenty-Eight Million Four Hundred Ninety-Two Thousand Eight Hundred Forty-Six (28,492,846) shares of Common Stock are issued and outstanding, and Six Hundred Seventeen Thousand Eight Hundred Seven (617,807) shares of Common Stock are currently reserved and subject to issuance upon the exercise of outstanding stock options, warrants or other convertible rights, and (ii) One Million Fifty-Five Thousand Eight Hundred Ninety-Four (1,055,894) shares of Common Stock are held in the treasury of the Company.  All of the outstanding shares of Common Stock are, and all shares of capital stock which may be issued pursuant to outstanding stock options, warrants or other convertible rights will be, when issued and paid for in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable, free of any preemptive rights in respect thereof and issued in compliance with all applicable state and federal laws concerning issuance of securities.  As of the date hereof, except as set forth above, and except for shares of Common Stock or other securities issued upon conversion, exchange, exercise or purchase associated with the securities, options, warrants, rights and other instruments referenced above, no shares of capital stock or other voting securities of the Company were outstanding, no equity equivalents, interests in the ownership or earnings of the Company or other similar rights were outstanding, and there were no existing options, warrants, calls, subscriptions or other rights or agreements or commitments relating to the capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, transfer, sell or redeem any shares of capital stock, or other equity interest in, the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, extend or enter into any such option, warrants, call, subscription or other right, agreement or commitment.

(m)          Solvency.  The sum of the assets of the Company, both at a fair valuation and at present fair salable value, exceeds its liabilities, including contingent liabilities.  The Company has sufficient capital or access to capital with which to conduct its business as presently conducted and as proposed to be conducted.  The Company has not incurred debt, and does not intend to incur debt, beyond its ability to pay such debt as it matures.  For purposes of this paragraph, "debt" means any liability on a claim, and "claim" means (x) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, or (y) a right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.  With respect to any such contingent liabilities, such liabilities are computed at the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can reasonably be expected to become an actual or matured liability.

(n)           Equivalent Value.  The consideration that the Company is receiving from Purchaser is substantially equivalent in value to the consideration Purchaser is receiving from the Company pursuant to this Agreement.  Under the terms of this Agreement, the Company is receiving fair consideration from Purchaser for the agreements, covenants, representations and warranties made by the Company to Purchaser.

(o)           No Non-Public Information.  Purchaser has not requested from the Company, and the Company has not furnished to Purchaser, any material non-public information concerning the Company or its subsidiaries.

(p)           Restatement Notices.  The Company has provided Purchaser with all Restatement Notices (as defined below) required to be delivered following a Restatement.

(q)           Application of Takeover Protections.  There is no control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company's charter documents or the laws of its state of incorporation that is or would become applicable to the Purchaser as a result of the Purchaser and the Company fulfilling their obligations or exercising their rights under this Agreement and the Warrant, including, without limitation, as a result of the Company's issuance of the Common Stock issuable hereunder and the Purchaser's ownership of the Common Stock issuable hereunder.

(r)            Backdating of Options.  The exercise price of each Company option has been no less than the fair market value of a share of Common Stock as determined on the date of grant of such Company option.  All grants of Company options were validly issued and properly approved by the Board of Directors of the Company (or a duly authorized committee or subcommittee thereof) in material compliance with all applicable legal requirements and recorded on the Company's financial statements in accordance with U.S. generally accepted accounting principles, and no such grants involved any "back dating," "forward dating" or similar practices with respect to the effective date of grant.

(s)           Placement Agent's Fees.  The Company shall be responsible for the payment of any placement agent's fees, financial advisory fees, or brokers' commissions, in each case payable to third parties retained by the Company, relating to or arising out of the Offering pursuant to this Agreement.  The Company shall pay, and hold the Purchaser harmless against, any liability, loss or expense (including, without limitation, reasonable attorney's fees and out-of-pocket expenses) arising in connection with any such claim for fees arising out of the Offering pursuant to this Agreement.

(t)            No Integrated Offering.  Neither the Company, nor any Person acting on its behalf, has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the Offering to be integrated with prior offerings by the Company for purposes of the Securities Act or the rules and regulations of FINRA or Nasdaq.

(u)           Absence of Certain Changes.  Except as disclosed in SEC Filings since January 1, 2006, there has been no Material Adverse Effect.

(v)           Regulatory Permits.  The Company possesses all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct its business, except where the failure to possess such certificates, authorizations or permits would not have a Material Adverse Effect.  The Company is not in violation of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to it, except for violations which would not have a Material Adverse Effect.

(w)           Foreign Corrupt Practices.  Neither the Company nor any director, officer, agent, employee or other Person acting on behalf of the Company has, in the course of its actions for, or on behalf of, the Company (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

(x)           Sarbanes-Oxley Act.  The Company is in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof, except where such noncompliance would not have a Material Adverse Effect.

(y)           Transactions With Affiliates.  Except as disclosed in the Company's SEC Filings, and other than the grant of stock options and restricted and non-restricted stock grants disclosed that are required to be publicly disclosed, none of the officers, directors or employees of the Company is presently a party to any transaction with the Company (other than for ordinary course services as employees, officers or directors) required to be disclosed pursuant to Regulation S-K Item 404, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any such officer, director, or employee has a substantial interest or is an officer, director, trustee or partner, which such transaction would be required to be disclosed.

(z)           Insurance.  The Company is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company is engaged.

(aa)         Employee Relations.  The Company is not a party to any collective bargaining agreement.  The Company is in compliance with all federal, state, local and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not reasonably be expected to result in a Material Adverse Effect.

(bb)        Intellectual Property Rights.  Except as disclosed in the Company's SEC Filings: (i) the Company owns or possesses adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, trade secrets and other intellectual property rights ("Intellectual Property Rights") it considers necessary to conduct its business as now conducted; (ii) the Company does not have any knowledge of any infringement by the Company of Intellectual Property Rights of others, nor does the Company have reason to believe that the Company has infringed or would infringe on the Intellectual Property Rights of others, the enforcement of which would result in a Material Adverse Effect on financial conditions; (iii) there is no claim, action or proceeding against the Company regarding its Intellectual Property Rights; (iv) the Company has no knowledge of any infringement or improper use by any third party of any of the Company's Intellectual Property Rights; and (v) the Company has taken reasonable security measures to protect the secrecy, confidentiality and value of all of its Intellectual Property Rights. Notwithstanding anything in this Section 5(bb) to the contrary, the Company may consummate a spin-off, enter into partnership, license and collaboration agreements and other similar arrangements.

(cc)         Investment Company.  The Company is not, and is not an affiliate of, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

(dd)        Tax Status.  Except as would not have a Material Adverse Effect, the Company (i) has made or filed all foreign, federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (iii) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.

(ee)         Internal Accounting and Disclosure Controls.  The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference.  The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act) that are effective in ensuring that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company's management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure.

(ff)          Off Balance Sheet Arrangements.  There is no transaction, arrangement, or other relationship between the Company and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in the Company's SEC Filings and is not so disclosed or that otherwise would have a Material Adverse Effect.

(gg)        Transfer Taxes. All stock transfer or other taxes (other than income or similar taxes) which are required to be paid in connection with the Offering will be, or will have been, fully paid or provided for by the Company, and all laws imposing such taxes will be or will have been complied with.

(hh)        Manipulation of Price.  The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the Offering or (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases for the Offering.

(ii)           Subsidiaries.  As of the Closing Date, the Company has no directly held subsidiary other than those listed on Exhibit 21 to the Company's Annual Report on Form 10−K for the year ended December 31, 2008.  The Company is the beneficial owner (and the Company or a subsidiary is the record owner) of the equity interests in the Company's subsidiaries as reflected as owned on Exhibit 21.

(jj)           Anti-dilution Provisions.  There is no anti-dilution provision under any agreement to which the Company is party or to which any assets of the Company are subject that is or would become effective as a result of the Purchaser and the Company fulfilling their obligations or exercising their rights under this Agreement and the Warrant, including, without limitation, as a result of the Company's issuance of the Common Stock issuable hereunder and the Purchaser's ownership of the Common Stock issuable hereunder.

6.           Registration Provisions.

(a)           The Company will keep the Registration Statement continuously effective for so long as any Common Stock continues to be issuable hereunder or upon exercise of the Warrant.  In the event that the Company fails to maintain the effectiveness and availability of the Registration Statement at any time during the period described above, the Company will promptly provide notice thereof to Purchaser.

(b)           The Company will prepare and file with the SEC such amendments and supplements to, or replacements of, the Registration Statement and the prospectus used in connection with the Registration Statement (as so amended and supplemented from time to time, the "Prospectus") as may be necessary to comply with the provisions of the Securities Act with respect to the issuance of all shares of Common Stock issuable to Purchaser hereunder and under the Warrant.

(c)           The Company will cause all Common Shares to be listed on each securities exchange and quoted on each quotation service on which similar securities issued by the Company are then listed or quoted.

(d)           The Company will provide a transfer agent for all Common Shares and a CUSIP number for all Common Shares.

(e)           The Company will otherwise comply with all applicable rules and regulations of the SEC, FINRA and the Nasdaq Global Market and any other exchange or quotation service on which the Common Stock are obligated to be listed or quoted under this Agreement.

(f)            In addition to any other remedies available to Purchaser under this Agreement, under the Warrant or at law or equity, if the Registration Statement is not available with respect to all Common Shares at any time during the period described in Section 6(a) (each, a "Registration Failure") for a period of more than thirty (30) days (any such Registration Failure, a "Compensable Registration Failure"), then the Company shall pay  to the Purchaser an amount determined as follows:

Number of Days Beyond Which a Registration Failure Shall Have Occurred and Been Continuing	Amount of Payment
30 days	1.5% of the Remaining Warrant Amount
60 days	1.75% of the Remaining Warrant Amount
90 days	2.0% of the Remaining Warrant Amount
120 days	2.25% of the Remaining Warrant Amount
150 days or more	2.5% of the Remaining Warrant Amount

The payment for each thirty (30) day period shall be made by wire transfer of immediately available funds no later than five (5) days after and excluding the last day of such period.  Separate payment shall be due for each thirty (30)-day period and no credit shall be given for any payment made in any prior period.  "Remaining Warrant Amount" means the Warrant Amount (as defined in the Warrant) minus the aggregate amount paid by the Holder (as defined in the Warrant) (or deemed to have been paid in the case of Cashless Exercise (as defined in the Warrant)) in connection with all exercises of the Warrant prior to the date of payment by the Company of the relevant amount indicated on the above table.

7.           Limits on Shares Held or Shares Issuable.

(a)           Purchaser agrees not to acquire Common Shares under this Agreement or the Warrant if such purchase would result in Purchaser holding, together with all shares of Common Stock held on such date by Purchaser prior to giving effect to any such purchase, in excess of nineteen and ninety-nine one-hundredths percent (19.99%) of the number of shares of Common Stock outstanding on such date after giving effect to such purchase.  For the avoidance of doubt, this Section 7(a) shall not prohibit Purchaser from acquiring shares of Common Stock from time to time under this Agreement and the Warrant which, in the aggregate, exceed nineteen and ninety-nine one-hundredths percent (19.99%) of the number of shares of Common Stock outstanding so long as the number of shares of Common Stock held by Purchaser at any one time does not exceed nineteen and ninety-nine one-hundredths percent (19.99%) of the number of shares of Common Stock outstanding. In no event shall the total number of Common Shares issued under this Agreement and the Warrant exceed Five Million Six Hundred Ninety Five Thousand Seven Hundred Nineteen (5,695,719) shares (the "19.99% Limit") except that in the event of a Change of Control (as defined below), the total number of shares of common stock of the Acquiring Person issued or issuable hereunder shall not exceed a number equal to nineteen and ninety-nine one-hundredths percent (19.99%) of the outstanding common stock (or other, most widely-held class of security) of the Acquiring Person.  From and after the time that the total number of shares of Common Stock issued hereunder and under the Warrant shall equal the 19.99% Limit, the Company shall no longer be obligated to issue shares of Common Stock hereunder and Purchaser shall no longer be obligated to purchase shares of Common Stock issuable hereunder.  In the event of a Cashless Exercise under the Warrant, the determination of whether the limitations described in this Section 7(a) has been reached shall be made based on the number of shares of Settlement Stock actually issued in such Cashless Exercise.

(b)           The aggregate number of shares of Common Stock issued, as of a particular date, hereunder and issuable pursuant to this Agreement and upon the exercise of the Warrant shall not exceed the Maximum Number as of that date.  The "Maximum Number" shall initially equal Two Million Seven Hundred Seventy Eight Thousand Fifty Two (2,778,052), or, in the event of a Change of Control, shall equal nine and three-fourths percent (9.75%) of the outstanding common stock (or other, most widely-held class of security) of the Acquiring Person (as defined below) immediately after the consummation of the Change of Control, and thereafter shall be automatically increased upon expiration of a sixty-five (65) day notice period (the "Notice Period") after (i) the Company delivers an Increase Notice (as defined below) by nine and three-fourths percent (9.75%) of the Increase (as defined below) set forth in such Increase Notice or (ii) the Purchaser delivers a notice (a "65 Day Notice") to the Company designating a greater Maximum Number.  A 65-Day Notice may be given at any time and from time to time on one more occurrences.  The Company shall deliver a notice (an "Increase Notice") stating the aggregate number of shares of Common Stock outstanding as of the last day of the two (2) preceding months and the increase, if any (the "Increase"), from the second (2nd) preceding month (or in the case of the last day of the month immediately following the date of this Agreement, the number of shares outstanding specified in Section 5(l)) to the preceding month.  From time to time following the Notice Period, Common Stock may be issued to Purchaser for any quantity of Common Stock, such that the aggregate number of shares of Common Stock issued hereunder is less than or equal to the Maximum Number.  Any shares of Common Stock that would have been issued to Purchaser hereunder but for the limitation contained in this Section 7(b) shall be deferred and shall be delivered to Purchaser promptly following the expiration of a Notice Period increasing the Maximum Number so as to permit such issuance.

8.           Representations and Warranties of Purchaser.  Purchaser hereby represents and warrants to the Company on the Closing Date:

(a)           Purchaser has been duly incorporated and is validly existing under the laws of Bermuda as of the date hereof.

(b)           The execution, delivery and performance of this Agreement by Purchaser have been duly authorized by all requisite corporate action and no further consent or authorization of Purchaser, its Board of Directors or its stockholders is required.  This Agreement has been duly executed and delivered by Purchaser and, when duly authorized, executed and delivered by the Company, will be a valid and binding agreement enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity.

(c)           Purchaser understands that no United States federal or state agency has passed on, reviewed or made any recommendation or endorsement of the securities issuable hereunder.

(d)           Purchaser (i) has had no position, office or other material relationship within the three (3) years preceding the date of this Agreement with the Company or Persons known to it to be affiliates of the Company, and (ii) is not a, and it has no direct or indirect affiliation or association with any, FINRA member as of the date of this Agreement, except for any such affiliation that may be deemed to be created by the transactions contemplated hereby and under the Contribution Agreement (as defined below).

9.           Future Equity Issuances.

(a)           For so long as the Purchaser (or any assignee or successor thereof) has the right to exercise the Warrant, and, provided the Purchaser continues to own Common Shares, for one (1) year thereafter (the "Future Equity Issuance Notice Period"), if the Company engages or participates in (or intends to engage or participate in) any discussions with any Person regarding any sale or issuance to any Person (other than Purchaser or its affiliates) of any shares of, or securities convertible into, exercisable or exchangeable for, or whose value is derived in whole or in part from, any shares of any class of the Company's capital stock subsequent to the Closing Date or the closing of any exercise of the Warrant, other than an Excluded Issuance (a "Future Equity Issuance"), the Company shall (i) promptly notify Purchaser of the existence of the Company's intentions or discussions with respect to the proposed Future Equity Issuance and (ii) in connection with such notice, inquire whether Purchaser desires to be informed as to the substance of such intentions or discussions.  If Purchaser notifies the Company in writing that Purchaser elects to become informed with respect to such proposed Future Equity Issuance by 11:59 p.m., New York City time, on the third (3rd) Business Day after and excluding the date on which the Company so notifies Purchaser, the Company shall use its best efforts to engage in good faith discussions with Purchaser regarding the proposed Future Equity Issuance and shall not consummate such Future Equity Issuance for three (3) full Business Days after and excluding the date of Purchaser's election.  For purposes of clarification, nothing in this subsection shall obligate the Company to allow Purchaser to participate in a Future Equity Issuance.

(b)           If, during the Future Equity Issuance Notice Period, there is (x) a public disclosure of the Company's intention or agreement to engage in a Future Equity Issuance, or (y) a consummation of a Future Equity Issuance, then the Company shall notify Purchaser and each Holder (as defined in the Warrant) of each such disclosure and each such consummation, which notice shall include a copy of such disclosure or the terms and date of such consummation (the "Equity Issuance Notice"), no later than one (1) Business Day after each such disclosure and each such consummation.

(c)           On or after the date of delivery of an Equity Issuance Notice (or on or after the date on which a disclosure or consummation described in Section 9(b) has occurred that requires the Company to deliver an Equity Issuance Notice), then:

(i)           Effective as of the date of delivery of an Equity Issuance Notice (or on or after the date on which a disclosure or consummation described in Section 9(b) has occurred that requires the Company to deliver an Equity Issuance Notice), the Warrant Price shall equal the lesser of the Later Issuance Price and the Warrant Price previously in effect; and

(ii)          in the case of a Future Equity Issuance disclosed or consummated within one (1) year following the Closing or any closing of any exercise of the Warrant (the "Prior Period"), the Company shall promptly issue and deliver a number of shares of Common Stock to Purchaser (or with respect to such Warrant exercise, to the Holder at the time of such exercise) equal to the positive difference, if any, with respect to the Closing Date and each closing of any exercise of such Warrant during the Prior Period, between (x) the quotient of (A) the Investment Amount with respect to such Investment or such Warrant exercise closing divided by (B) the Later Issuance Price and (y) the number of shares of Common Stock issued on the Closing Date or such Warrant exercise closing; provided, however, that the foregoing adjustment shall not be made with respect to any shares of Common Stock issued on the Closing Date or such Warrant exercise closing that were sold by Purchaser prior to the Future Equity Issuance (for purposes of determining which shares relate to which of the Closing Date or which Warrant exercise closing, where the shares cannot be readily traced because held in uncertificated form or otherwise, Purchaser shall notify the Company of such allocation).

(d)           "Excluded Issuance" means any of the following: (A) issuances pursuant to any stock split, dividend or distribution payable in additional shares of capital stock to holders of Common Stock, (B) sales or issuances to employees, consultants or directors of the Company directly or pursuant to a stock option plan, employee stock purchase plan or restricted stock plan, or other similar arrangements related to compensation for services in effect on the date of this Agreement, (C) issuances upon the exercise of any options or warrants to purchase capital stock outstanding on the date hereof, in each case in accordance with the terms of such options, warrants or securities in effect on the date hereof, (D) Common Shares issued or issuable pursuant to this Agreement or the Warrant, (E) issuances of Common Stock for consideration other than cash pursuant to a merger, consolidation, acquisition, or similar business combination, or (F) issuances of Common Stock to any bank, equipment lessor, or equipment vendor incidental to a debt or lease financing agreement that is not for equity financing or capital-raising purposes.

(e)           "Later Issuance Price" means the lowest price per share of Common Stock paid or payable by any Person in the Future Equity Issuance, including, in the case of options, warrants, convertible preferred, convertible notes or other securities convertible, exchangeable or exercisable into or for Common Stock, the lowest price per share at which such conversion, exchange or exercise may occur on any future date.

(f)           No Integrated Offering.  Notwithstanding the foregoing, the Company shall ensure that no Person acting on its behalf shall sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security that may be integrated with the Offering for purposes of the Securities Act or the rules and regulations of FINRA or Nasdaq.

(g)           Confidentiality.  Solely to the extent that Purchaser elects to become informed with respect to any proposed Future Equity Issuance pursuant to Section 9(a), Purchaser acknowledges that any notice provided by the Company to the Purchaser in response to such election may contain material non-public information regarding the Company or its securities and the Purchaser expressly agrees to maintain the disclosed information in confidence as contemplated by Rule 100(b)(2)(ii) of Regulation FD.

10.         Covenants of the Company.  The Company covenants and agrees with Purchaser as follows:

(a)           For so long as Purchaser owns any Common Shares or any Common Stock is issuable under exercise of the Warrant and for a period of one (1) year thereafter (or such shorter period of time that the Purchaser continues to own Common Shares or the Warrant), the Company will (i) maintain the effectiveness of the Registration Statement, (ii) (A)maintain the eligibility of the Common Stock for listing on the Stock Exchange on which listed; (B)  regain the eligibility of the Common Stock for listing or quotation on all markets and Stock Exchanges in the event that the Common Stock is delisted by any applicable market or Stock Exchange, or (C) obtain a listing on another national securities exchange or the Nasdaq Capital Market if the Common Stock is delisted by the Nasdaq Global Market; and (iii) cause the representations and warranties contained in Section 5 to be and remain true and correct, except those representations and warranties which address matters only as of a particular date, which shall be true and correct as of such date.

(b)           If a Restatement occurs, the Company shall deliver to Purchaser a Restatement Notice within three (3) Business Days of such Restatement.

(c)           The Company will provide Purchaser with a reasonable opportunity, which shall not be less than two (2) full Business Days, to review and comment on any public disclosure by the Company of information regarding this Agreement and the transactions contemplated hereby, before such public disclosure.

(d)           The Company will make all filings required by law with respect to the transactions contemplated hereby.

(e)           The Company will comply with the terms and conditions of the Warrant as set forth in the Warrant.

(f)            For so long as Purchaser owns any shares of Common Stock or any shares of Common Stock are issuable upon exercise of the Warrant, the Company shall be deemed to have certified to Purchaser, concurrently with the filing of each of its quarterly reports on Form 10-Q with the SEC that the final consolidated unaudited financial statements including the footnotes thereto contained therein fairly present in all material respects the financial condition in conformity with accounting principles generally accepted in the United States, results of operations and cash flows of the Company as of and for the periods presented therein.

(g)           The Company shall cause the Common Shares to be eligible for book-entry transfer through The Depository Trust Company (or any successor thereto) at all times from and after the Closing Date.

(h)           The Company shall at all times reserve for issuance such number of its shares of Common Stock as shall from time to time be sufficient to effect the issuance of all Common Shares.

(i)            Unless expressly waived by Purchaser, the Company shall deliver an Increase Notice to Purchaser on or before the tenth (10th) day of any calendar month for which an Increase Notice is required to be delivered pursuant to Section 7(b).

(j)            If (x) required by applicable law or SEC regulation, (y) the Investment Amount exceeds $1,000,000 or (z) it may otherwise be deemed to constitute material non-public information as such term is used in Rule 10b5-1 promulgated under the Exchange Act, the Company shall, within one (1) Business Day after and excluding any of the Closing Date or the date of the closing of any Warrant exercise, file a report with the SEC on Form 8-K with respect to the same disclosing the material terms of the Closing or the closing of such Warrant exercise.

11.         Change of Control.

(a)           If the Company is a party to any transaction which results in a Change of Control, Purchaser and its assigns shall have the rights set forth in the Warrant regarding Changes of Control in addition to the rights contained in this Agreement.  The Company agrees that it will not enter into an agreement with an Acquiring Person resulting in a Change of Control unless (x) the Company shall pay to the Holder upon consummation of the Change of Control (as defined in the Warrant), at the election of either the Company or the Holder which election shall be made at least ten (10) Business Days before the date such Change of Control is expected to become effective, an amount of cash equal to the fair market value of the Warrant immediately prior to the Change of Control, to be determined by a qualified valuation firm selected by the Holder and reasonably acceptable to the Company, giving due consideration to such factors as the financial condition and prospects of the Company, the remaining unexpired term of the Warrant and the highest of the market price of the Common Stock of the Company immediately prior to (i) the announcement of the Change of Control, (ii) the date that the Holder delivers a notice to the Company specifying such date for this purpose, and (iii) the consummation of the Change of Control, provided no discount shall be considered in connection with any of the foregoing factors or otherwise as a result of the Company undergoing the Change of Control, or (y) (i) such agreement expressly obligates the Acquiring Person to assume upon consummation of the Change of Control all of the Company's obligations under this Agreement and the Warrant including, but not limited to, the share issuance, registration and other provisions regarding the Common Stock contained herein and therein or (ii) as a matter of corporate law the Acquiring Person is deemed to assume all of the Company's obligations under this Agreement and the Warrant including, but not limited to, the share issuance, registration and other provisions regarding the Common Stock contained herein and therein.  For the avoidance of doubt, in the event that either the Holder or the Company elects to have the Company pay the fair market value of the Warrant as determined above, the Warrant will be redeemed upon the Company making such payment and no additional payment from the Company or the Holder shall be required in connection with such redemption.  In the event that neither the Holder nor the Company elects to have the Company pay the fair market value of the Warrant as determined above, after the occurrence of a Change of Control and regardless of whether the Acquiring Person expressly assumes the Company's obligations:

(i)           all references to the Company in this Agreement shall be references to the Acquiring Person; and

(ii)          all references to Common Stock in this Agreement shall be references to the securities for which the Common Stock are exchanged in the Change of Control (or if none, the most widely-held class of voting securities of the Acquiring Person).

(b)           In the event that neither the Holder nor the Company elects to have the Company pay the fair market value of the Warrant as determined above, then no later than five (5) Business Days before the Change of Control, the Company shall deliver to Holder written notice that the Acquiring Person has or is deemed to have assumed such obligations.  The Company shall provide Purchaser and each Holder (as defined in the Warrant) with written notice (a "Change of Control Notice") of any proposed transaction resulting in a Change of Control as soon as the existence of such proposed transaction is made public by any Person.  Thereafter, the Company shall notify Purchaser promptly of any material developments with respect to such transaction, including advance notice at least ten (10) Business Days before the date such transaction is expected to become effective.

(c)           "Change of Control" means (i) acquisition of the Company by means of merger or other form of corporate reorganization in which outstanding shares of the Company are exchanged for securities or other consideration issued, or caused to be issued, by the Acquiring Person or its Parent, Subsidiary or Affiliate (each as defined in Rule 12b-2 of the Exchange Act), restructuring by the Company where outstanding shares of the Company are exchanged for shares of the Acquiring Person on a one-for-one basis and, immediately following the exchange, former stockholders of the Company own all of the outstanding shares, (ii) a sale or other disposition of all or substantially all of the assets of the Company (on a consolidated basis) in a single transaction or series of related transactions, other than the transactions contemplated by the Contribution Agreement or the previously agreed sale by the Company of its Concept Capital division, (iii) any tender offer, exchange offer, stock purchase or other transaction or series of related transactions by the Company in which the power to cast the majority of the eligible votes at a meeting of the Company's stockholders at which directors are elected is transferred to a single entity or group acting in concert, or (iv) a capital reorganization or reclassification of the Common Stock.  Notwithstanding anything contained herein to the contrary, the change in the state of incorporation of the Company shall not in and of itself constitute a Change of Control.

(d)           "Acquiring Person" means, in connection with any Change of Control, (i) the continuing or surviving Person of a consolidation or merger with the Company (if other than the Company), (ii) the transferee of all or substantially all of the properties or assets of the Company, (iii) the corporation consolidating with or merging into the Company in a consolidation or merger in connection with which the Common Stock is changed into or exchanged for stock or other securities of any other Person or cash or any other property, (iv) the entity or group acting in concert acquiring or possessing the power to cast the majority of the eligible votes at a meeting of the Company's stockholders at which directors are elected, or, (v) in the case of a capital reorganization or reclassification, the Company, or (vi) at Purchaser's election, any Person that (A) controls the Acquiring Person directly or indirectly through one or more intermediaries, (B) is required to include the Acquiring Person in the consolidated financial statements contained in such Person's Annual Report on Form 10-K (if such Person is required to file such a report) or would be required to so include the Acquiring Person in such Person's consolidated financial statements if they were prepared in accordance with U.S. generally accepted accounting principles, and (C) is not itself included in the consolidated financial statements of any other Person (other than its consolidated subsidiaries).

12.         Restatements.

(a)           If a Restatement occurs at any time following the Closing Date or the closing of any exercise of a Warrant:

(i)           the Company shall deliver to Purchaser and each Holder (as defined in the Warrant) a written notice in the form attached hereto as Annex B (a "Restatement Notice") within three (3) Business Days of each Restatement, stating the date on which a Restatement has occurred and including the documents in which the Restatement was publicly disclosed;

(ii)          promptly following receipt of a Restatement Adjustment Notice in respect of any Restatement that occurs on or before the first anniversary of the Closing Date or one or more Warrant exercises, (A) the Company shall issue and deliver a number of shares of Common Stock to Purchaser (or with respect to such Warrant exercise, to the Holder at the time of such exercise) equal to the positive difference, if any, with respect to the Closing Date and each such closing of any exercise of the Warrant, between (x) the quotient of (1) the Investment Amount with respect to the Investment or such Warrant exercise closing divided by (2) the Restatement Price (as defined below) and (y) the number of shares of Common Stock issued on the Closing Date or such Warrant exercise closing then owned by the Purchaser (for purposes of determining which shares relate to which of the Closing Date or which Warrant exercise closing, where the shares cannot be readily traced because held in uncertificated form or otherwise, Purchaser shall notify the Company of such allocation in the Restatement Adjustment Notice), and (B) the Warrant Price shall be reduced in the Holder's (as defined in the Warrant) sole discretion with respect to one or more exercises of the Warrant, to equal the lesser of (a) the Warrant Price calculated without regard to such Restatement Adjustment Notice and (b) the Restatement Price specified in such Restatement Adjustment Notice.

(b)           At any time after the date of the Restatement and before the Restatement Adjustment Notice Deadline, Purchaser may deliver a notice in the form attached hereto as Annex C (a "Restatement Adjustment Notice") to the Company specifying the Restatement Date (as defined below), the Restatement Price (as defined below), and calculating the number of shares of Common Stock, if any, required to be issued by the Company to Purchaser pursuant to clause (a) of this Section 12.

(c)           "Restatement" means the earlier of (x) the announcement by the Company of its intention to restate any portion of the Company Financial Statements and (y) the actual restatement by the Company of any portion of the Company Financial Statements.

(d)           "Restatement Price" means the Daily Market Price calculated as of any day during either of the following periods, in the sole discretion of the Purchaser: (A) the ten (10) Business Days after and excluding the related Restatement Date or (B) the ten (10) Business Days after and excluding any date on which the Company files restated financial statements with the SEC with respect to such Restatement.

(e)           "Restatement Adjustment Notice Deadline" means the sixtieth (60th) Business Day after the later of (i) the date on which the Company delivers the Restatement Notice to Purchaser and (ii) the date on which the Company files an amended SEC Filing or Form 8-K fully and finally restating the financial statements required to be restated in the Restatement.

(f)            "Company Financial Statements" means all financial statements (including the notes thereto) and earnings releases filed by the Company with (or furnished by the Company to) the SEC or publicly announced by the Company.

(g)           "Restatement Date" means, at the option of and pursuant to the determination of Purchaser (as designated in a notice from Purchaser to the Company), any date on which a Restatement occurs (including, with respect to any Restatement, the date of an announcement by the Company of its intention to restate any portion of the Company's Financial Statements or the date on which is filed an amended SEC Filing or Form 8-K or issuance of a press release in respect of the matters described in such announcement or the date on which such Restatement is filed with the SEC).

13.         Conditions Precedent to Purchaser's Obligations.  The obligations of Purchaser hereunder are subject to the performance by the Company of its obligations hereunder and to the satisfaction of the following additional conditions precedent, unless expressly waived in writing by Purchaser (which waiver may be made or not made in Purchaser's sole discretion):

(a)           From and after the date of this Agreement through and including the Closing Date, the representations and warranties made by the Company in this Agreement shall be, and have been, true and correct, except those representations and warranties which address matters only as of a particular date, which shall be true and correct as of such date.

(b)           From and after the date of this Agreement through and including the Closing Date, the Company shall be, and have been, in compliance in all material respects with all of the covenants and agreements in this Agreement.

(c)           On the Closing Date, the Company shall not possess any negative, material non-public information other than as shall have been filed with the SEC at least five (5) Business Days prior to and excluding the Closing Date.

(d)           On the Closing Date, Purchaser shall have received a certificate of the Chief Executive Officer and the Chief Financial Officer of the Company dated such date certifying as to the conditions set forth in paragraphs (a), (b), and (c) of this Section 13.

(e)           On the Closing Date the Company shall have delivered to Purchaser an opinion of counsel, in form and substance reasonably satisfactory to Purchaser, dated the date of delivery, confirming in substance the matters covered by paragraphs (a), (b), (c), (d), (e), (f), (g), (h), and (jj) of Section 5 hereof.

(f)            The Registration Statement shall be, and have been, effective from and after the date of this Agreement through and including the Closing Date.

(g)           From and after the date of this Agreement through and including the Closing Date, all Common Shares issued and issuable hereunder and under the Warrant shall be, and have been, duly listed and admitted for trading on the Nasdaq Global Market or other Stock Market.

(h)           From and after the date of this Agreement through and including the Closing Date, there shall not have been a Restatement.

(i)            The conditions set forth in Section 6 of the Amended and Restated Contribution Agreement, dated as of November 8, 2009 (the "Contribution Agreement"), by and among the Purchaser, the Company, SMH Capital Inc., Pan Asia China Commerce Corp., Madison Williams Capital LLC and Madison Williams and Company LLC shall have been satisfied or waived, it being the understanding and agreement of each of Purchaser and the Company that the transactions contemplated in the Contribution Agreement shall be consummated simultaneously with the transactions contemplated herein.

14.           Conditions Precedent to the Company's Obligations.

The obligations of the Company hereunder are subject to the performance by Purchaser of its obligations hereunder and to the satisfaction unless expressly waived in writing by the Company (which waiver may be made or not made in the Company's sole discretion) of the additional conditions precedent that:

(a)           From and after the date of this Agreement through and including the Closing Date, the representations and warranties made by Purchaser in this Agreement shall be, and have been, true and correct;

(b)           From and after the date of this Agreement through and including the Closing Date, Purchaser shall be, and have been, in compliance in all material respects with all the covenants and agreements in this Agreement;

(c)           Purchaser shall have delivered to the Company on the Closing Date a certificate of an appropriate officer of Purchaser dated such date and to such effect; and

(d)           The conditions set forth in Section 6 of the Contribution Agreement shall have been satisfied or waived, it being the understanding and agreement of each of Purchaser and the Company that the transactions contemplated in the Contribution Agreement shall be consummated simultaneously with the transactions contemplated herein.

15.           Fees and Expenses.  Each of Purchaser and the Company agrees to pay its own expenses incident to the performance of its obligations hereunder, including, but not limited to, the fees, expenses and disbursements of such party's counsel, except as is otherwise expressly provided in this Agreement.  Notwithstanding the foregoing, the Company shall pay all fees and expenses associated with the Registration Statement, including, without limitation, all fees and expenses associated with any FINRA filing, if applicable.

16.           Non-Performance.

(a)           By the Company.  If the Company, at any time, shall fail to deliver the shares of Common Stock to the Purchaser required to be delivered pursuant to this Agreement or the Warrant, in accordance with the terms and conditions of this Agreement or the Warrant, as the case may be, for any reason other than the failure of any condition precedent to the Company's obligations hereunder or the failure by Purchaser to comply with its obligations hereunder, then the Company shall (without limitation to Purchaser's other remedies at law or in equity):

(i)           indemnify and hold Purchaser harmless against any loss, claim or damage arising from or as a result of such failure by the Company (regardless of whether any of the foregoing results from a third-party claim or otherwise); and

(ii)          reimburse Purchaser for all of its reasonable out-of-pocket expenses, including fees and disbursements of its counsel, incurred by Purchaser in connection with this Agreement, the Warrant and the transactions contemplated herein and therein (regardless of whether any of the foregoing results from a third-party claim or otherwise).

(b)           By the Purchaser.  If the Purchaser, at any time, shall fail to purchase the shares of Common Stock of the Company required to be purchased pursuant to this Agreement or the Warrant, in accordance with the terms and conditions of this Agreement or the Warrant, as the case may be, for any reason other than the failure of any condition precedent to the Purchaser's obligations hereunder or the failure by the Company to comply with its obligations hereunder, then the Purchaser shall (without limitation to Company's other remedies at law or in equity):

(i)           indemnify and hold the Company harmless against any loss, claim or damage arising from or as a result of such failure by the Purchaser (regardless of whether any of the foregoing results from a third-party claim or otherwise); and

(ii)          reimburse the Company for all of its reasonable out-of-pocket expenses, including fees and disbursements of its counsel, incurred by Company in connection with this Agreement, the Warrant and the transactions contemplated herein and therein (regardless of whether any of the foregoing results from a third-party claim or otherwise).

(c)           Notwithstanding anything to the contrary contained in this Agreement, neither the Company nor the Purchaser shall be liable or otherwise responsible for consequential, incidental, special, indirect, exemplary or punitive damages, provided that, notwithstanding the foregoing, neither the Company nor the Purchaser waives actual or compensatory damages, or the right of Purchaser to recover for any diminution in value of the Common Shares.

17.           Indemnification.

(a)           General Indemnification Obligation of the Company.  The Company hereby agrees to indemnify Purchaser and each of its officers, directors, employees, consultants, agents, attorneys, accountants and affiliates and each Person that controls (within the meaning of Section 20 of the Exchange Act) any of the foregoing Persons (each a "Purchaser Indemnified Party") against any claim, demand, action, liability, damages, loss, cost or expense (including, without limitation, reasonable legal fees and expenses incurred by such Indemnified Party (as defined below) in investigating or defending any such proceeding) regardless of whether any of the foregoing results from a third-party claim or otherwise (all of the foregoing, including associated costs and expenses being referred to herein as a "Proceeding"), that it may incur in connection with any of the transactions contemplated hereby arising out of or based upon:

(i)           any untrue or alleged untrue statement of a material fact in a SEC Filing by the Company or any of its affiliates or any Person acting on its or their behalf or omission or alleged omission to state therein any material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading by the Company or any of its affiliates or any Person acting on its or their behalf;

(ii)          any of the representations or warranties made by the Company herein being untrue or incorrect at the time such representation or warranty was made;

(iii)         any breach or non-performance by the Company of any of its covenants, agreements or obligations under this Agreement or the Warrant; and

(iv)         any failure to deliver the Common Shares to Purchaser required to be delivered pursuant to this Agreement, in accordance with the terms and conditions of this Agreement, or the Warrant, in accordance with the terms and conditions of the Warrant, for any reason other than the failure of any condition precedent to the Company's obligations hereunder or thereunder, which condition has not been waived by the Company, or the failure by Purchaser to comply with its obligations hereunder or thereunder, which failure has not been waived by the Company;

provided, however, that the foregoing indemnity shall not apply to any Proceeding to the extent that it arises out of, or is based upon, the gross negligence or willful misconduct of Purchaser in connection therewith.

(b)           General Indemnification Obligation of the Purchaser.  The Purchaser hereby agrees to indemnify the Company and each of its officers, directors, employees, consultants, agents, attorneys, accountants and affiliates and each Person that controls (within the meaning of Section 20 of the Exchange Act) any of the foregoing Persons (each a "Company Indemnified Party") against any Proceeding, that it may incur in connection with any of the transactions contemplated hereby arising out of or based upon:

(i)           any of the representations or warranties made by the Purchaser herein being untrue or incorrect at the time such representation or warranty was made;

(ii)          any breach or non-performance by the Purchaser of any of its covenants, agreements or obligations under this Agreement or the Warrant; and

(iii)         any failure to purchase the Common Shares by Purchaser required to be purchased pursuant to this Agreement, in accordance with the terms and conditions of this Agreement, or the Warrant, in accordance with the terms and conditions of the Warrant, for any reason other than the failure of any condition precedent to the Purchaser's obligations hereunder or thereunder, which condition has not been waived by the Purchaser, or the failure by the Company to comply with its obligations hereunder or thereunder, which failure has not been waived by the Purchaser;

provided, however, that the foregoing indemnity shall not apply to any Proceeding to the extent that it arises out of, or is based upon, the gross negligence or willful misconduct of the Company in connection therewith.

(c)           Notwithstanding anything to the contrary contained in this Agreement, neither the Company nor the Purchaser shall be liable or otherwise responsible for consequential, incidental, special, indirect, exemplary or punitive damages, provided that, notwithstanding the foregoing, neither the Company nor the Purchaser waives actual or compensatory damages, or the right of Purchaser to recover for any diminution in value of the Common Shares.

(d)           Conduct of Claims.

(i)           Whenever a claim for indemnification shall arise under this Section 17 as a result of a third-party claim, the party seeking indemnification (the  "Indemnified Party"), shall notify the party from whom such indemnification is sought (the "Indemnifying Party") in writing of the Proceeding and the facts constituting the basis for such claim in reasonable detail;

(ii)          Such Indemnifying Party shall have the right to retain the counsel of its choice in connection with such Proceeding and to participate at its own expense in the defense of any such Proceeding; provided, however, that counsel to the Indemnifying Party shall not (except with the consent of the relevant Indemnified Party) also be counsel to such Indemnified Party.  In no event shall the Indemnifying Party be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from its own counsel for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances; and

(iii)         No Indemnifying Party shall, without the prior written consent of the Indemnified Parties (which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification could be sought under this Section 17 unless such settlement, compromise or consent (A) includes an unconditional release of each Indemnified Party from all liability arising out of such litigation, investigation, proceeding or claim and (B) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party.

18.         Survival of the Representations, Warranties, etc.  The respective representations, warranties, and agreements made herein by or on behalf of the parties hereto shall remain in full force and effect, regardless of any investigation made by or on behalf of the other party to this Agreement or any officer, director or employee of, or Person controlling or under common control with, such party and will survive delivery of and payment for any shares of Common Stock issuable hereunder.

19.         Notices.  All communications hereunder shall be in writing and delivered as set forth below.

(a)           If sent to Purchaser, all communications will be deemed delivered: if delivered by hand, on the day received by Purchaser; if sent by reputable overnight courier, on the next Business Day; and if transmitted by facsimile to Purchaser, on the date transmitted (provided such facsimile is later confirmed), in each case to the address set forth in Annex D hereto (unless otherwise notified in writing of a substitute address).

(b)           If sent to the Company, all communications will be deemed delivered: if delivered by hand, on the day received by the Company; if sent by reputable overnight courier, on the next Business Day; and if transmitted by facsimile to the Company, on the date transmitted (provided such facsimile is later confirmed), in each case to the following address (unless otherwise notified in writing of a substitute address):

Sanders Morris Harris Group Inc.
600 Travis, Suite 5800
Houston, TX  77002
Attention:         General Counsel
Telephone:       (713) 993-4645
Facsimile:        (713) 220-5182

with a copy to (which copy shall not constitute notice):

Sanders Morris Harris Group Inc.
600 Travis, Suite 5800
Houston, TX  77002
Attention:        Chief Executive Officer
Telephone:      (713) 250-4280
Facsimile:        (713) 250-4297

(c)           To the extent that any funds shall be delivered to the Company by wire transfer, unless otherwise instructed by the Company, such funds should be delivered in accordance with the wire instructions set forth in Annex E.

(d)           If the Company does not agree and acknowledge or object to the delivery of any Warrant Exercise Notice (as defined in the Warrant), in each case by 5:00 PM, New York time, on the Business Day following the date of delivery of such notice, such non-response by the Company shall be deemed to be agreement and acknowledgment by the Company with the terms of such notice.

20.         Miscellaneous.

(a)           The parties may execute and deliver this Agreement as a single document or in any number of counterparts, manually, by facsimile or by other electronic means, including contemporaneous xerographic or electronic reproduction by each party's respective attorneys.  Each counterpart shall be an original, but a single document or all counterparts together shall constitute one instrument that shall be the agreement.

(b)           This Agreement will inure to the benefit of and be binding upon the parties hereto, their respective successors and assigns and, with respect to Section 17 hereof, will inure to the benefit of their respective officers, directors, employees, consultants, agents, attorneys, accountants and affiliates and each Person that controls (within the meaning of Section 20 of the Exchange Act) any of the foregoing Persons, and no other Person will have any right or obligation hereunder.  The Company may not assign this Agreement.  Notwithstanding anything to the contrary in this Agreement, Purchaser may assign, pledge, hypothecate or transfer any of the rights and associated obligations contemplated by this Agreement (including, but not limited to, the shares of Common Stock), in whole or in part, at its sole discretion (including, but not limited to, assignments, pledges, hypothecations and transfers in connection with financing, derivative or hedging transactions with respect to this Agreement and the shares of Common Stock), provided, that, any such assignment, pledge, hypothecation or transfer must comply with applicable federal and state securities laws.  No Person acquiring Common Stock from Purchaser pursuant to a public market purchase will thereby obtain any of the rights contained in this Agreement.  This Agreement, together with the Warrant, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter of this Agreement.  Except as provided in this Section 20(b), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

(c)           This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, and each of the parties hereto hereby submits to the exclusive jurisdiction of any state or federal court in the Southern District of New York and any court hearing any appeal therefrom, over any suit, action or proceeding against it arising out of or based upon this Agreement (a "Related Proceeding").  Each of the parties hereto hereby waives any objection to any Related Proceeding in such courts whether on the grounds of venue, residence or domicile or on the ground that the Related Proceeding has been brought in an inconvenient forum.

(d)           Each party represents and acknowledges that, in the negotiation and drafting of this Agreement and the other instruments and documents required or contemplated hereby, it has been represented by and relied upon the advice of counsel of its choice.  Each party hereby affirms that its counsel has had a substantial role in the drafting and negotiation of this Agreement and such other instruments and documents.  Therefore, each party agrees that no rule of construction to the effect that any ambiguities are to be resolved against the drafter shall be employed in the interpretation of this Agreement and such other instruments and documents.

(e)           Without prejudice to other rights or remedies hereunder (including any specified interest rate), and except as otherwise expressly set forth herein, interest shall be due on any amount that is due pursuant to this Agreement and has not been paid when due, calculated for the period from and including the due date to but excluding the date on which such amount is paid at the greater of (i) twelve percent (12%) or (ii) the prime rate of U.S. money center banks as published in The Wall Street Journal (or if The Wall Street Journal does not exist or publish such information, then the average of the prime rates of three (3) U.S. money center banks agreed to by the parties) plus nine percent (9%) or such lesser amount as is permitted under applicable usury or other law.

(f)           Purchaser and the Company stipulate that the remedies at law of the parties hereto in the event of any default or threatened default by either party in the performance of or compliance with any of the terms of this Agreement and the Warrant are not and will not be adequate and that, to the fullest extent permitted by law, such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

(g)           Any and all remedies set forth in this Agreement or the Warrant:  (i) shall be in addition to any and all other remedies Purchaser or the Company may have at law or in equity, (ii) shall be cumulative, and (iii) may be pursued successively or concurrently as each of Purchaser and the Company may elect.  The exercise of any remedy by Purchaser or the Company shall not be deemed an election of remedies or preclude Purchaser or the Company, respectively, from exercising any other remedies in the future.

(h)           The Company agrees that the parties have negotiated in good faith and at arms' length concerning the transactions contemplated herein, and that Purchaser would not have agreed to the terms of this Agreement without each and every of the terms, conditions, protections and remedies provided herein and the Warrant.  Except as specifically provided otherwise in this Agreement and the Warrant, the Company's obligations to indemnify and hold Purchaser harmless in accordance with Section 17 of this Agreement are obligations of the Company that the Company promises to pay to Purchaser when and if they become due.  The Company shall record any such obligations on its books and records in accordance with U.S. generally accepted accounting principles.

(i)           This Agreement may be amended, modified or supplemented in any and all respects, but only by a written instrument signed by Purchaser and the Company expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

(j)           Each of the parties will cooperate with the others and use its best efforts to prepare all necessary documentation, to effect all necessary filings, and to obtain all necessary permits, consents, approvals and authorizations of all governmental bodies and other third-parties necessary to consummate the transactions contemplated by this Agreement.

(k)           For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:  (i) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender and neuter gender of such term; (ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with U.S. generally accepted accounting principles; (iii) references herein to "Articles", "Sections", "Subsections", "Paragraphs" and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement, unless the context shall otherwise require; (iv) a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions; (v) the words "herein", "hereof", "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; (vi) the term "include" or "including" shall mean without limitation; (vii) the table of contents to this Agreement and all section titles or captions contained in this Agreement or in any Schedule or Annex hereto or referred to herein are for convenience only and shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement; (viii) any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statues and references to all attachments thereto and instruments incorporated therein; and (ix) references to a Person are also to its permitted successors and assigns and, in the case of an individual, to his or her heirs and estate, as applicable.

(l)            If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy  all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.  If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.  The parties further agree that the transactions contemplated pursuant to this Agreement and the Warrant are meant to comply with the rules of the Nasdaq Stock Market.  Should the Nasdaq Stock Market require any term of this Agreement to be modified in connection with its review of the Listing of Additional Shares Notification, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(m)          Time shall be of the essence in this Agreement.

(n)           All dollar ($) amounts set forth herein and in the Warrant refer to United States dollars.  All payments hereunder and thereunder will be made in lawful currency of the United States of America.

(o)           Notwithstanding anything herein to the contrary, all measurements and references related to share prices and share numbers herein will be, in each instance, appropriately adjusted for stock splits, recombinations, stock dividends and the like.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement, all as of the date first set forth above.

SANDERS MORRIS HARRIS GROUP INC.

By:	/s/ George L. Ball
Name:	George L. Ball
Title:	Chief Executive Officer

FLETCHER INTERNATIONAL, LTD.

By its duly authorized Investment Adviser
Fletcher Asset Management, Inc.

By:	/s/ Stewart Turner
Name:	Stewart Turner
Title:	Authorized Signatory

By:	/s/ Peter Zayfert
Name:	Peter Zayfert
Title:	Authorized Signatory

TABLE OF CONTENTS

i

INDEX OF DEFINED TERMS

Page
65 Day Notice	13
Acquiring Person	18
Agreement	1
Business Day	1
Cashless Exercise	1
Change of Control	18
Change of Control Notice	18
claim	7
Closing	3
Closing Date	1
Common Shares	2
Common Stock	2
Company	1
Company Financial Statements	20
Daily Market Price	2
debt	7
Equity Issuance Notice	14
Exchange Act	3
Excluded Issuance	15
FINRA	5
Future Equity Issuance	14
Increase	13
Increase Notice	13
Indemnified Party	24
Indemnifying Party	24
Intellectual Property Rights	9
Investment	1
Investment Amount
Investment Price	1
Later Issuance Price	15
Material Adverse Effect	2
Maximum Number	13
Nasdaq	3
Notice Period	13
Offering	4
Person	3
Prior Period	15

ii

Proceeding	23
Prospectus	11
Purchaser	1
Purchaser Indemnified Party	23
Registration Statement	4
Related Proceeding	26
Restatement	20
Restatement Adjustment Notice
Restatement Adjustment Notice Deadline	20
Restatement Date	20
Restatement Notice	19
Restatement Price
SEC	6
SEC Filing	6
Securities Act	4
Warrant	1

iii

ANNEX INDEX

ANNEX A	FORM OF WARRANT

ANNEX B	FORM OF RESTATEMENT NOTICE

ANNEX C	FORM OF RESTATEMENT ADJUSTMENT NOTICE

ANNEX D	CLOSING DELIVERY ADDRESS

ANNEX E	WIRE INSTRUCTIONS

ANNEX A

Warrant Certificate No. [___________]

WARRANTS TO PURCHASE
SHARES OF COMMON STOCK
OF SANDERS MORRIS HARRIS GROUP INC.

Sanders Morris Harris Group Inc., a Texas corporation (together with its successors, the “Company”), for value received, hereby certifies that Fletcher International, Ltd., a company domiciled in Bermuda (together with its successors, “Fletcher”), or its registered assigns, the registered holder (the “Holder”), is entitled to purchase from the Company up to the Warrant Amount (as defined below), subject to the adjustments contained in this warrant certificate (this “Certificate”) or the Agreement between the Company and Fletcher dated as of November 8, 2009 (the “Agreement”), of duly authorized, validly issued, fully paid and nonassessable shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), of the Company at the then-prevailing Warrant Price (as defined below) at any time or from time to time during the Warrant Term (as defined below), all subject to the terms, conditions and adjustments set forth below in this Certificate and in the Agreement.

1.	Warrants.

The warrants represented hereby (the “Warrants”) have been issued pursuant to the Agreement, and are subject to the terms and conditions thereof.  Unless otherwise defined herein, capitalized terms used herein shall have the meanings set forth in the Agreement.  A copy of the Agreement may be obtained at no cost by the Holder upon written request to the Secretary of the Company at the principal executive offices of the Company.

1.1           General; Warrant Price; Warrant Term.

(a)    The Warrants entitle the Holder to purchase that number of newly-issued shares of Common Stock equal to the Warrant Amount then in effect divided by the Warrant Price then in effect.  The “Warrant Amount” shall initially equal Seven Million Five Hundred Thousand Dollars ($7,500,000) and shall be reduced by the aggregate Warrant Price paid (or deemed paid in the case of Cashless Exercise) at each Warrant Closing.  The “Warrant Price” means $5.75 subject to adjustment as set forth herein and in the Agreement.  The Warrants may be exercised (in whole or in part) at any time or from time to time after [•]1 (the “Commencement Date”) until 11:59 P.M., New York City time, on the date that is ten (10) years after the Commencement Date, subject to extension as set forth herein (the period of time from the Commencement Date to such date, the “Warrant Term”).

1 Insert the date of issuance.

1.2           Manner of Exercise.

(a)    The Warrants may be exercised by the Holder, in whole or in part (provided that the aggregate Warrant Price to be paid (or deemed paid in the case of Cashless Exercise) is not less than Five Hundred Thousand Dollars ($500,000), or if the aggregate Warrant Price to be paid (or deemed to be paid in the case of Cashless Exercise) in connection with any remaining exercise of the Warrant is less than Five Hundred Thousand Dollars ($500,000), such lesser amount), from time to time, on any day during the Warrant Term, by delivery of a notice in substantially the form attached to this Certificate (or a reasonable facsimile thereof) duly executed by the Holder (a “Warrant Exercise Notice”).

(b)    The Warrant Exercise Notice shall designate the number of shares of Common Stock to be received upon such exercise and the aggregate Warrant Price to be paid (or deemed paid in the case of Cashless Exercise).  The closing of each exercise (each a “Warrant Closing”) shall take place (i) on the third (3rd) Business Day after and excluding the date of the Warrant Exercise Notice or (ii) any other date upon which the exercising Holder and the Company mutually agree (the “Warrant Closing Date”).

1.3           Conditions to Closing.

(a)    Conditions Precedent to Holder’s Obligation to Close.  It shall be a condition to each Holder’s obligation to close on each Warrant Closing Date that each of the following is satisfied, unless waived by such Holder(which waiver may be made or not made in Holder’s sole discretion, and any waiver shall apply solely to the Warrant Closing or Warrant Closings specified by Holder and shall not obligate Holder to make or not make any subsequent waiver):

(i)    From and after the date of the Agreement through and including each Warrant Closing Date, the representations and warranties made by the Company in the Agreement shall be, and have been, true and correct, except those representations and warranties which address matters only as of a particular date, which shall be true and correct as of such date;

(ii)    From and after the date of the Agreement through and including each Warrant Closing Date, the Company shall be, and have been, in full compliance in all material respects with all of the covenants and agreements in the Agreement and this Certificate;

(iii)    On each Warrant Closing Date, the Company shall not possess any negative, material non-public information other than as shall have been filed with the SEC at least five (5) Business Days prior to and excluding such Warrant Closing Date;

(iv)    On each Warrant Closing Date, Holder shall have received on the date of such exercise a certificate of the Chief Executive Officer and the Chief Financial Officer of the Company dated such Warrant Closing Date certifying as to paragraphs (i), (ii), and (iii) of this Section 1.3(a);

(v)    On such Warrant Closing Date, provided the aggregate purchase price of shares of Common Stock purchase on such Closing Date equals or exceeds $1,000,000, the Company shall have delivered to Holder an opinion of counsel, the form and substance of which shall be reasonably satisfactory to Holder, dated the date of delivery; and

(vi)    The Registration Statement (as defined in the Agreement) shall be, and have been, effective from and after the date of the Agreement through and including each Warrant Closing Date.

(b)    Conditions Precedent to Company’s Obligation to Close.  The obligations of the Company hereunder are subject to the performance by Holder of its obligations hereunder and to the satisfaction (unless expressly waived in writing by the Company) of the additional conditions precedent that: (i) from and after the date of the Agreement through and including each Warrant Closing Date, the representations and warranties made by Holder in the Agreement shall be, and have been, true and correct; (ii) from and after the date of the Agreement through and including each Warrant Closing Date, Holder shall be, and have been, in compliance in all material respects with all the covenants and agreements in the Agreement; and (iii) on each Warrant Closing Date, Holder shall have delivered to the Company on each such date a certificate of an appropriate officer of Holder dated such date and to such effect.

(c)    Agreement to Cause Conditions to be Satisfied.  The Company with respect to Section 1.3(a) and the Holder with respect to Section 1.3(b) shall each use commercially reasonable efforts to cause each of the foregoing conditions to be satisfied at the earliest possible date.

(d)    Withdrawal of Notice.  If the conditions set forth in Section 1.3(a) are not satisfied or waived prior to the second (2nd) Business Day following and excluding the Warrant Exercise Notice Date (except for those conditions which by their terms can be satisfied only on the Warrant Closing Date) or if the Company fails to perform its obligations on any Warrant Closing Date (including but not limited to delivery of all shares of Common Stock issuable on such date) for any reason other than Holder’s failure to satisfy the conditions required by Section 1.3(b), then in addition to all remedies available to Holder at law or in equity, such Holder may, at its sole option, and at any time, withdraw the Warrant Exercise Notice by written notice to the Company regardless of whether such condition has been satisfied or waived as of the withdrawal date and, after such withdrawal, shall have no further obligations with respect to such Warrant Exercise Notice and may submit an Warrant Exercise Notice on any future date with respect to such Warrants and the Warrant Price for such subsequent Warrant Exercise Notice shall be the lesser of (i) the Warrant Price in the withdrawn Warrant Exercise Notice and (ii) the Warrant Price in effect as of the subsequent Warrant Exercise Notice Date.

1.4           When Exercise Effective.

Each exercise of any Warrant shall be deemed to have been effected on the Warrant Closing Date upon receipt of the relevant Warrant Price (or deemed to have been received in connection with Cashless Exercises), and the Person (as defined in the Agreement) or Persons in whose name or names any certificate or certificates representing the Common Stock shall be issuable upon such exercise as provided in Section 1.5 shall be deemed to have become the holder(s) of record thereof.

1.5           Delivery of Common Stock and Payment.

(a)    Subject to Section 1.3, on the Warrant Closing Date, the Holder shall deliver payment in the amount designated as the “Designated Aggregate Exercise Price” by the holder in the Warrant Exercise Notice, and such Holder shall thereupon be entitled to receive the number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock designated in the Warrant Exercise Notice, delivered as set forth in Section 1.7.

(b)    Notwithstanding subsection (a) above, the exercising Holder may elect in any Warrant Exercise Notice to receive or the Company, by written notice to Holder delivered within 24 hours of the delivery by the Holder of a Warrant Exercise Notice, may elect to issue an amount of Common Stock (the “Settlement Stock”) equal to “X” where:

X = [(N x D) – (N x P)] / P

N = the gross number of shares of Common Stock that would have been issuable on the relevant Warrant Closing Date if the Holder or the Company had not elected Cashless Exercise

D = Daily Market Price (as defined in the Agreement) on the third (3rd) Business Day before, and excluding, the date of the Warrant Exercise Notice

P = Warrant Price with respect to such Warrant Exercise Notice

The Settlement Stock shall be issued by the Company to Holder upon the Warrant Closing Date in lieu of the number of shares of Common Stock otherwise issuable upon exercise of the Warrants covered by such Warrant Exercise Notice, provided, that the Holder shall not be required to tender the Warrant Price otherwise payable (a “Cashless Exercise”).

(c)    Closing of Cashless Exercise.  The Company shall close each Cashless Exercise on the relevant Warrant Closing Date.  The Company shall issue and deliver the Settlement Stock pursuant to Section 1.7 on the relevant Warrant Closing Date.  Upon receipt of the Settlement Stock in connection with any Cashless Exercise, (i) that amount of Warrants as specified for exercise in the Warrant Exercise Notice shall be deemed exercised and (ii) that amount of cash that would have been paid by the Holder on the relevant Warrant Closing Date if the Holder or the Company had not elected Cashless Exercise shall be deemed paid by the Holder and received by the Company.

(d)    Effect on Agreement Calculations.  In determining whether the limitations described in Section 7 of the Agreement have been reached, computation shall be made based on the number of shares of Settlement Stock actually issued in the case of a Cashless Exercise.

1.6           Extension of Term.

(a)    The Warrant Term shall be extended:  by one (1) Business Days for each Business Day:

(i)    that the Registration Statement is not effective and available for the issuance of all Common Stock issuable under this Certificate; or

(ii)    during the period (x) commencing on the earliest date that could be chosen by Purchaser as a Restatement Date (as defined in the Agreement) and (b) ending on the Restatement Filing Date (as defined in the Agreement).

(b)    To the extent that (A) there is a Restatement (as defined in the Agreement) or (B) the Company fails to maintain the effectiveness and availability of the Registration Statement for the issuance of all Common Stock issuable under this Certificate, in either case, within sixty-five (65) Business Days preceding the expiration of the Warrant Term, the Warrant Term shall be extended to a date that is at least sixty-five (65) Business Days after the later of the Restatement Filing Date or the remediation of the failure described in clause (B).

1.7           Delivery of Common Stock and Dividend Payment.

(a)    On the Warrant Closing Date, the Company at its expense (including payment by it of any applicable issue taxes) shall cause to be issued in the name of and delivered to the exercising Holder or as such Holder may direct, at the election of such Holder:

(i)     via the Depository Trust Company’s Deposit and Withdrawal at Custodian (or DWAC) system the number of duly authorized, validly issued, fully paid and non-assessable shares of Common Stock to which such Holder shall be entitled upon such exercise plus, in lieu of any fractional share of Common Stock to which such Holder would otherwise be entitled, cash in an amount equal to the same fraction of the Daily Market Price on the Business Day immediately preceding the relevant Warrant Closing Date, and a certificate from the Company stating the new Warrant Amount reflecting a reduction in each of the dollar amounts in the definition of Warrant Amount, on a dollar-for-dollar basis, for each dollar paid or deemed paid in the event of a Cashless Exercise; and

(ii)    the Dividend Amount multiplied by the number of shares of Common Stock required to be delivered under this Section 1.7 (or, in the case of a Cashless Exercise, the gross number of shares that would have been deliverable if Holder or the Company had not elected Cashless Exercise) (the “Dividend Payment”).  To the extent that the Dividend Payment consists of cash, the Company may pay such amount (a) by wire transfer of immediately available funds to such Holder or (b) if the Daily Market Price on the date the relevant Later Investment Notice is delivered is greater than the Warrant Price, by delivering shares of Common Stock equal to the cash portion of the Dividend Payment divided by the Warrant Price.  To the extent that the Dividend Payment consists of securities or other non-cash property, the Company shall deliver such securities or other non-cash property to such Holder; provided that if such securities or other non-cash property would have a reduced value if delivery is so delayed (for example only and not by way of limitation, a short-term right to purchase securities), then proper provision shall be made to deliver to Holder the sum of (i) the fair value of such securities or other non-cash property measured as of the distribution date and (ii) the appreciation, if any, in value of such securities through the date of delivery.  For example only and not by way of limitation, if the Company distributes a short-term right to purchase securities to other equity holders, it shall deliver to Holder the value Holder would have received had Holder exercised such right plus the appreciation, if any, had Holder held the purchased securities through the date on which such fair value is delivered to Holder.  In the event that Holder and the Company mutually agree that it would be impractical for the Company to distribute identical securities or other non-cash property to Holder, then Holder and the Company shall work together in good faith to determine a fair and equivalently valued substitute therefor.  “Dividend Amount” means the aggregate per-share amount of extraordinary dividends and distributions, whether in cash, securities or otherwise, declared or paid on any class of equity security of the Company on or after the  date of the Agreement and on or before the relevant Warrant Closing Date.  A dividend shall be deemed “extraordinary” if paid in consideration other than cash or Company Common Stock or if paid in an amount or frequency exceeding $0.045 per quarter.

2.	Reservation of Shares.

For so long as the Warrant Amount represented hereby has not been exercised in full, the Company shall at all times prior to the end of the Warrant Term reserve and keep available, free from pre-emptive rights, out of its authorized but unissued capital stock, the number of shares available for exercise hereunder.  In the event the number of shares of Common Stock or other securities issuable exceeds the authorized number of shares of Common Stock or other securities, the Company shall promptly take all actions necessary to increase the authorized number, including causing its board of directors to call a special meeting of stockholders and recommend such increase.

3.	Report as to Adjustments.

In each case of any adjustment or readjustment of the Warrant Amount, the Warrant Term, the Warrant Price or any other adjustment or readjustment pursuant to the terms of the Agreement or this Certificate, or upon the written request at any time of any Holder, the Company at its expense will promptly compute such adjustment or readjustment (the “Company Calculation”) in accordance with the terms of this Certificate and the Agreement and cause the Company’s Chief Financial Officer to verify such computation and prepare a report setting forth such adjustment or readjustment and showing in reasonable detail the method of calculation thereof and the facts upon which such adjustment or readjustment is based, including a statement of (a) the Warrant Amount, (b) the Warrant Term and (c) the Warrant Price in effect immediately prior to such adjustment or readjustment (as adjusted and readjusted, as applicable).  The Company will forthwith deliver a copy of each such report to each Holder and will also keep copies of all such reports at its principal office and will cause the same to be available for inspection at such office during normal business hours by any Holder.  The Holder may dispute the Company Calculation by providing its computation of such adjustment or readjustment (the “Holder Calculation”) and requesting in writing that independent certified public accountants of recognized national standing (which may be the regular auditors of the Company) selected by the Company verify the Company Calculation.  The Holder shall be responsible for the costs and expenses of such accountants if the difference between the computation of the adjustment or readjustment by such accountants (the “Accountant Calculation”) and the Holder Calculation is greater than the difference between the Accountant Calculation and the Company Calculation, and otherwise the Company shall bear such costs and expenses.

4.	Taxes.

The Company shall pay all documentary stamp taxes (if any) attributable to the issuance of Common Stock upon each exercise of the Warrants by the Holder; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the registration of any certificates for Common Stock in a name other than that of a Holder upon each exercise of Warrants, and the Company shall not be required to issue or deliver a Certificate evidencing Warrants or certificates for Common Stock unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the reasonable satisfaction of the Company that such tax has been paid.

5.	Treatment of Company Stock Adjustment Events.

In case the Company may effect any subdivision or combination of the issued Common Stock, whether by reason of any dividend or distribution of units, split, recapitalization, reorganization, spin-off, combination or other similar change (each a “Company Stock Adjustment Event”), including a pro rata distribution of Common Stock to all Holders of Common Stock, or a subdivision or combination of the outstanding Common Stock, then (a) in the case of any such distribution, immediately after the close of business on the record date for the determination of Holders of any class of securities entitled to receive such distribution, or (b) in the case of any such subdivision or combination, at the close of business on the Business Day immediately prior to the Business Day upon which such Company action becomes effective, the Warrant Price and, to the extent applicable, the Daily Market Price and each other price or quantity in effect immediately prior to such Company Stock Adjustment Event shall be proportionately changed.

5.1           Change of Control.

(a)    If after the date of the Agreement, a Change of Control (as defined below) or plan or proposal with respect thereto is publicly announced or occurs, as part of such Change of Control, proper provision shall be made as follows:

(i)    Between the date a Change of Control is announced and the effective date of the Change of Control, each Holder at its sole option shall continue to have the right to submit to the Company a Warrant Exercise Notice in accordance with the terms and conditions of this Certificate.  In addition, each Holder at its sole option may elect to submit to the Company a special notice (a “Contingent Warrant Exercise Notice”) to exercise all or part of its unexercised Warrants in connection with such Change of Control; in which case, notwithstanding the provisions of Section 1.4:

(A)    the effectiveness of such contingent exercise shall be conditional upon the effectiveness of the Change of Control;

(B)    such Holder shall have the right to deliver a notice to withdraw such Contingent Warrant Exercise Notice until the effective date of such Change of Control; and

(C)    if such Contingent Warrant Exercise Notice shall not have been withdrawn, then on the effective date of such Change of Control, the Holder of such Warrants shall receive, upon payment of the Warrant Price designated in the Warrant Exercise Notice, the same consideration, in the form of cash, securities or other assets (the “Acquisition Consideration”) per share of Common Stock issuable to any other holder of shares of Common Stock in connection with such Change of Control based upon the number of shares of Common Stock into which such Holder’s Warrants would be exercisable if such Holder had exercised each Warrant on the Business Day immediately preceding the date on which such Change of Control occurs.  Upon receipt of the Warrant Price, such Holder’s Warrants tendered for exercise pursuant to a Warrant Exercise Notice or Contingent Warrant Exercise Notice shall be fully exercised and shall no longer permit such Holder to exercise such Warrants into Common Stock; provided, that if the Acquisition Consideration is in the form of cash, the Holder shall not be required to tender the relevant Warrant Price to exercise its Warrants, but shall receive an amount in connection with such Change of Control equal to the Acquisition Consideration applicable to such Holder based on the number of shares of Common Stock into which such Holder’s Warrants would be exercisable if such Holder had exercised each Warrant that it owns on the Business Day immediately preceding the date on which such Change of Control occurs, less such Warrant Price.

(b)    In the case of any Change of Control, the Company shall not enter into an agreement with the Acquiring Person resulting in a Change of Control unless (x) the Company shall pay to the Holder upon consummation of the Change of Control, at the election of either the Company or the Holder, which election shall be made at least ten (10) Business Days before the date such Change of Control is expected to become effective, an amount of cash equal to the fair market value of the Warrant immediately prior to the Change of Control, to be determined by a qualified valuation firm selected by the Holder and reasonably acceptable to the Company, giving due consideration to such factors as the financial condition and prospects of the Company, the remaining unexpired term of the Warrant and the highest of the market price of the Common Stock of the Company immediately prior to (i) the announcement of the Change of Control, (ii) the date that the Holder delivers a notice to the Company specifying such date for this purpose, and (iii) the consummation of the Change of Control, provided no discount shall be considered in connection with any of the foregoing factors or otherwise as a result of the Company undergoing the Change of Control, or (y) as a matter of corporate law the Acquiring Person is deemed to have assumed all of the Company’s obligations under any unexercised Warrants or such Agreement expressly obligates the Acquiring Person to assume all of the Company’s obligations under any unexercised Warrants.  For the avoidance of doubt, in the event that either the Holder or the Company elects to have the Company pay the fair market value of the Warrant as determined above, the Warrant will be redeemed upon the Company making such payment and no additional payment from the Company or the Holder shall be required in connection with such redemption.  In the event that neither the Holder nor the Company elects to have the Company pay the fair market value of the Warrant as determined above, the Holder thereof shall, following the occurrence of a Change of Control, automatically have equivalent rights with respect to the Acquiring Person and from and after the effective date of the Change of Control and regardless of whether the Acquiring Person expressly assumes the Company’s obligations:

(i)    all references to the Company in this Certificate shall be references to the Acquiring Person,

(ii)    all references to Common Stock in this Certificate shall be references to the securities for which the Common Stock are exchanged in the Change of Control (or if none, the most widely-held class of voting securities of the Acquiring Person), and

(iii)    if the Acquiring Person is an entity other than the Company, all references to the Warrant Price in this Certificate shall be references to the Stock Adjustment Measuring Price (as defined below).

(c)    “Acquiring Person” means, in connection with any Change of Control (i) the continuing or surviving Person of a consolidation or merger with the Company (if other than the Company), (ii) the transferee of all or substantially all of the properties or assets of the Company, (iii) the corporation consolidating with or merging into the Company in a consolidation or merger in connection with which the Common Stock is changed into or exchanged for stock or other securities of any other Person or cash or any other property, (iv) the entity or group acting in concert acquiring or possessing the power to cast the majority of the eligible votes at a meeting of the Company’s stockholders at which directors are elected, or, (v) in the case of a capital reorganization or reclassification, the Company, or (vi) at Holder’s election, any Person that (A) controls the Acquiring Person directly or indirectly through one or more intermediaries, (B) is required to include the Acquiring Person in the consolidated financial statements contained in such Person’s Annual Report on Form 10-K (if such Person is required to file such a report) or would be required to so include the Acquiring Person in such Person’s consolidated financial statements if they were prepared in accordance with U.S. generally accepted accounting principles and (C) is not itself included in the consolidated financial statements of any other Person (other than its consolidated subsidiaries).

(d)    “Change of Control” means (a) acquisition of the Company by means of merger or other form of corporate reorganization in which outstanding shares of the Company are exchanged for securities or other consideration issued, or caused to be issued, by the Acquiring Person or its Parent, Subsidiary or Affiliate (each as defined in Rule 12b-2 of the Exchange Act), other than a restructuring by the Company where outstanding shares of the Company are exchanged for shares of the Acquiring Person on a one-for-one basis and, immediately following the exchange, former stockholders of the Company own all of the outstanding shares, (b) a sale of all or substantially all of the assets of the Company (on a consolidated basis) in a single transaction or series of related transactions, other than the sale of assets previously agreed to be sold to Siwanoy Securities LLC or the previously agreed sale by the Company of Concept Capital, (c) any tender offer, exchange offer, stock purchase or other transaction or series of related transactions by the Company in which the power to cast the majority of the eligible votes at a meeting of the Company’s stockholders at which directors are elected is transferred to a single entity or group acting in concert, or (d) a capital reorganization or reclassification of the Common Stock. Notwithstanding anything contained herein to the contrary, a change in the state of incorporation of the Company shall not in and of itself constitute a Change of Control.

(e)    “Stock Adjustment Measuring Price” means the lower of (i) and (ii) below:

(i)    an amount equal to the Warrant Price multiplied by a fraction,

(1)    the numerator of which is the volume-weighted average price, calculated to the nearest ten thousandth (i.e., four decimal places (.xxxx)), of the securities for which Common Stock is exchanged in the Change of Control (or if none, the most widely-held class of voting securities of the Acquiring Person); and

(2)    the denominator of which is the Daily Market Price, in the case of (1) and (2) determined as of the Business Day immediately preceding and excluding the date on which the Change of Control is consummated; and

(ii)    the price per share of such Acquiring Person’s securities for which the Common Stock are exchanged in the Change of Control (or if none, the most widely-held class of voting securities of the Acquiring Person) equal to the average of the Daily Market Prices of such securities during the period of ten (10) consecutive Business Days ending on the date that is three (3) Business Days prior to and excluding the date of the first Warrant Exercise Notice delivered to the Acquiring Person minus Forty cents ($0.40).

6.	Lost or Stolen Certificate.

In case this Certificate shall be mutilated, lost, stolen or destroyed, the Company may in its discretion issue in exchange and substitution for and upon cancellation of the mutilated Certificate, or in lieu of and substitution for the Certificate lost, stolen or destroyed, a new Certificate of like tenor, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction of such Certificate and indemnity, if requested, reasonably satisfactory to the Company.  Applicants for a substitute Certificate shall also comply with such other reasonable regulations and pay such other reasonable charges as the Company may prescribe.

7.	Transfer Agent.

(a)    Initially, the Company (and upon a Change of Control, the Acquiring Person) shall serve as the transfer agent (the “Transfer Agent”) for the Warrants.  The Transfer Agent shall at all times maintain a register (the “Stock Register”) of the Holders of the Warrants.  The Company may deem and treat each Holder of Warrants as set forth in the Stock Register as the true and lawful owner thereof for all purposes, and the Company shall not be affected by any notice to the contrary.

(b)    The Company may, at any time and from time to time, appoint another Person to serve as the Transfer Agent, and shall upon acceptance by such Person, give notice to each Holder of the change in Transfer Agent.  Such new Transfer Agent shall be (a) a Person doing business and in good standing under the laws of the United States or any state thereof or (b) an affiliate of such a Person.  After acceptance in writing of such appointment by the new Transfer Agent, it shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named herein as the Transfer Agent, without any further assurance, conveyance, act or deed; but if for any reason it shall be reasonably necessary or expedient to execute and deliver any further assurance, conveyance, act or deed, the same shall be done at the expense of the Company and shall be legally and validly executed and delivered by the Company. Any Person into which any new Transfer Agent may be merged or any company resulting from any consolidation to which any new Transfer Agent shall be a party or any company to which any new Transfer Agent transfers substantially all of its corporate trust or stockholders services business shall be a successor Transfer Agent under this Certificate without any further act; provided that such Person (a) would be eligible for appointment as successor to the Transfer Agent under the provisions of this Section 7 or (b) is a wholly owned subsidiary of the Transfer Agent. Any such successor Transfer Agent shall promptly cause notice of its succession as Transfer Agent to be delivered via reputable overnight courier to the Holders of the Warrants at such Holder’s last address as shown on the Stock Register.

8.	Notices.

(a)    All notices and other communications under this Certificate shall be in writing and shall be delivered by either a nationally recognized overnight courier, postage prepaid, or transmitted by facsimile, in each case to the addresses as provided below:

(i)    If to the Company:

Sanders Morris Harris Group Inc.
600 Travis, Suite 5800
Houston, TX  77002
Attention:	General Counsel
Telephone:	(713) 993-4645
Facsimile:	(713) 220-5182

(ii)    If to a Holder, at the address of such Holder as listed in the Stock Register, or to such other address as the Holder shall have designated by notice similarly given to the Transfer Agent.

(b)    Any such notice or communication shall be deemed received (i) when made, if by hand delivery, and upon confirmation of receipt, if made by facsimile and in each case if such notice is received on or before 11:59 p.m.  New York City time, otherwise, such notice shall be deemed to be received the following Business Day, (ii) one (1) Business Day after being deposited with a next-day courier, return receipt requested, postage prepaid or (iii) three (3) Business Days after being sent by certified or registered mail, return receipt requested, postage prepaid, in each case addressed as above (or to such other addresses as the Company or a Holder may designate in writing from time to time).

9.	Construction.

For purposes of this Certificate, except as otherwise expressly provided or unless the context otherwise requires:  (a) the terms defined in this Certificate have the meanings assigned to them in this Certificate and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender and neuter gender of such term; (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with U.S. generally accepted accounting principles; (c) references herein to “Articles”, “Sections”, “Subsections”, “Paragraphs” and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Certificate, unless the context shall otherwise require; (d) a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions; (e) the words “herein”, “hereunder” and other words of similar import refer to this Certificate as a whole and not to any particular provision; (f) the term “include” or “including” shall mean without limitation; (g) the table of contents to this Certificate and all section titles or captions contained in this Certificate or in any Exhibit or Schedule hereto or referred to herein are for convenience only and shall not be deemed a part of this Certificate and shall not affect the meaning or interpretation of this Certificate; (h) any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as amended, modified or supplemented from time to time, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein; and (i) references to a Person are also to its permitted successors and assigns and, in the case of an individual, to his or her heirs and estate, as applicable.

10.	Severability of Provisions.

If any right, preference, or limitation of the Warrants set forth in this Certificate (as such Certificate may be amended from time to time) is invalid, unlawful, or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences, and limitations set forth in this Certificate (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference, or limitation will, nevertheless, remain in full force and effect, and no right, preference, or limitation set forth in this Certificate shall be deemed dependent upon any other such right, preference, or limitation unless so expressed in this Certificate.

This Certificate shall not be valid unless signed by the Company.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, Sanders Morris Harris Group Inc. has caused this Warrant to be signed by its duly authorized officer.

Dated:

SANDERS MORRIS HARRIS GROUP INC.

By:
Name:
Title:

ATTEST:

Secretary

Exhibit 1

[FORM OF WARRANT EXERCISE NOTICE]

(To Be Executed Upon Exercise Of Warrants)

[DATE]

Sanders Morris Harris Group Inc.
600 Travis, Suite 5800
Houston, TX  77002
Attention:	General Counsel
Telephone:	(713) 993-4645
Facsimile:	(713) 220-5182

Re:           Exercise of Warrants

Ladies and Gentlemen:

Reference is made to the Agreement (the “Agreement”) dated as of November 8, 2009 by and between Sanders Morris Harris Group Inc.  (the “Company”) and Fletcher International, Ltd. (“Purchaser”).  Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Agreement and the warrant certificate issued thereunder (the “Certificate”).

The undersigned is the registered Holder of a warrant certificate evidencing the above-referenced warrants (the “Warrants”) issued by the Company and hereby elects to exercise the Warrants to purchase [_________] shares of Common Stock at a Warrant Price of $[_________] for an aggregate price of $[__________].

[Cash exercise:] Subject to the terms and conditions of the Agreement and Warrants, on the Warrant Closing Date (as defined in the Warrant), Purchaser shall deliver $[____________] to the Company and the Company shall deliver the number of shares of Common Stock specified above to Purchaser via The Depository Deposit/Withdrawal at Custodian (DWAC) system using the following account information:

[Broker:
DTC#:
Account Name:
Account Number:      ]

[Cashless Exercise:] Purchaser hereby elects to exercise a Warrant Amount of [____________] into [_____________] shares of Settlement Stock via Cashless Exercise (as defined in the Agreement). Pursuant to the Warrants, delivery of the Warrants shall be the sole consideration deliverable to the Company in connection with such exercise. Subject to the terms and conditions of the Agreement and the Certificate, on the Warrant Closing Date the Company shall deliver the number of shares of Common Stock specified above to Purchaser via The Depository Deposit/Withdrawal at Custodian (DWAC) system using the following account information:

[Broker:
DTC#:
Account Name:
Account Number:    ]

FLETCHER INTERNATIONAL, LTD., by its duly authorized investment advisor, FLETCHER ASSET MANAGEMENT, INC.

By:
Name:
Title:

By:
Name:
Title:

AGREED AND ACKNOWLEDGED:
SANDERS MORRIS HARRIS GROUP INC.

By:
Name:
Title:

Exhibit 2
[FORM OF WARRANT DELIVERY NOTICE]

[DATE]

Fletcher International, Ltd.]
c/o Fletcher Asset Management, Inc.
48 Wall Street
New York, NY 10005
Attn:  Peter Zayfert
Facsimile:         (212) 284-4801

Ladies and Gentlemen:

Reference is made to the Agreement (the “Agreement”) dated as of November 8, 2009 by and between Sanders Morris Harris Group Inc. (“SMHG”) and Fletcher International, Ltd. (“Fletcher”).  Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Agreement and the warrant certificate issued thereunder (the “Certificate”).

This notice confirms that Warrants have been exercised by Fletcher with respect to a Warrant Price (as designated in the Warrant Exercise Notice) of $[__________] and an aggregate price of $[___________], requiring delivery by SMHG to Fletcher of  ________ shares of Common Stock.

After delivery of such shares, the Warrant shall remain exercisable for a number of shares of Common Stock issuable at the Warrant Price then in effect for an aggregate purchase price equal to $[_______].

SANDERS MORRIS HARRIS GROUP INC.

By:
Name:
Title:

ANNEX B

[FORM OF RESTATEMENT NOTICE]

[date]

Fletcher International, Ltd.
c/o Appleby Services (Bermuda) Ltd.
Canon's Court
22 Victoria Street
PO Box HM 1179
Hamilton HM EX
Bermuda
Attention:           Desirae Jones, Corporate Administrator
Telephone:         +1 441 295 2244 (Main)

Ladies and Gentlemen:

Reference is made to the Agreement (the "Agreement") dated as of November 8, 2009 by and between Sanders Morris Harris Group Inc. (the "Company") and Fletcher International, Ltd. ("Purchaser").  Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

In accordance with Section 12(a)(i) of the Agreement, the Company hereby gives notice to Purchaser that a Restatement has occurred on [DATE], as described in the enclosed [DOCUMENT IN WHICH RESTATEMENT WAS PUBLICLY DISCLOSED].

SANDERS MORRIS HARRIS GROUP INC.

By:
Name:
Title:

B-1

With copies to:

Fletcher International, Ltd.
c/o Fletcher Asset Management, Inc.
48 Wall Street
New York, NY  10005
Attention:         Peter Zayfert
Telephone:       212-284-4801

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue
Palo Alto, CA  94301
Attention:         Leif King
Telephone:       650-470-4662
Facsimile:         888-329-8274

B-2

ANNEX C

[FORM OF RESTATEMENT ADJUSTMENT NOTICE]

[Date]

Sanders Morris Harris Group Inc.
600 Travis, Suite 5800
Houston, TX  77002
Attention:          General Counsel
Telephone:         (713) 993-4645
Facsimile:           (713) 220-5182

Ladies and Gentlemen:

Reference is made to the Agreement (the "Agreement") dated as of November 8, 2009 by and between Sanders Morris Harris Group Inc. (the "Company") and Fletcher International, Ltd. ("Purchaser").  Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

This letter serves as a Restatement Adjustment Notice in accordance with Section 12 of the Agreement.

Pursuant to Section 12(d) of the Agreement, the Restatement Date is [____] and the Restatement Price is $[____] per share.  [The number of shares of Common Stock required to be issued pursuant to clause (a)(ii) of Section 12 of the Agreement is [_______________].]

FLETCHER INTERNATIONAL, LTD., by its
duly authorized investment advisor,
FLETCHER ASSET MANAGEMENT, INC.

By:
Name:
Title:

By:
Name:
Title:

C-1

ANNEX D

NOTICE ADDRESS

Fletcher International, Ltd.
c/o Appleby Services (Bermuda) Ltd.
Canon's Court
22 Victoria Street
PO Box HM 1179
Hamilton HM EX
Bermuda
Attention:        Desirae Jones, Corporate Administrator
Telephone:      +1 441 295 2244 (Main)

with copies to (which copies shall not constitute notice):

Fletcher International, Ltd.
c/o Fletcher Asset Management, Inc.
48 Wall Street
New York, NY  10005
Attention:        Peter Zayfert
Telephone:      212-284-4801

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue
Palo Alto, CA  94301
Attention:        Leif King
Telephone:      650-470-4662
Facsimile:        888-329-8274

D-1

ANNEX E

SANDERS MORRIS HARRIS GROUP INC. WIRE INSTRUCTIONS

Sanders Morris Harris Group Inc.
Account Number:	004133721
ABA Number:	113122655
Bank:	Prosperity Bank
Account Name:	Sanders Morris Harris Group

E-1